EXHIBIT  23.3

Charles E. Smith

Certified Public Accountant

709-B West Rusk

Suite 580

Rockwall, Texas 75087

TELEPHONE (214) 212-2307

May 25, 2004

Mr. John Reynolds

Assistant Director, Office of Emerging Growth Companies

U.S. Securities & Exchange Commission

450 Fifth Street NW

Washington, DC 20549

RE:

Mentor Promotions, Inc.

Form SB-1, File No. 333-48312

Dear Mr. Reynolds,

Mentor Promotions, Inc. had engaged Charles E. Smith to audit its financial statements at and for the period ended December 31, 2003 and 2002 and had included my report for December 31, 2003 and 2002 in its Form SB-1 filing. On May 25, 2004, I resigned as auditor due to my decision not to apply as a member of the PCAOB.

During Mentor Promotions, inc.’s relationship with me, Charles E. Smith, Certified Public Accountant, there were no disagreements between Mentor Promotions, Inc. and myself on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no disagreements between the Mentor Promotions, Inc. and myself on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedures for the proposed work for the December 31, 2003 or 2002 financial statements, or for any other work in connection with Mentor Promotions, Inc.

Please contact me if you should need any further information.

Respectfully Yours,

/s/ Charles E. Smith

Charles E. Smith